FINANCING AGREEMENT

By and Between

HOTEL OUTSOURCE MANAGEMENT INTERNATIONAL, INC.

And

SOLOG MIFALEI SRIGAH LTD.

Dated ______________________

Table of Contents

Section Number and Heading			Page

1.	DEFINITIONS
	1.1	Defined Terms
	1.2	Preamble and Attachments

2.	THE FINANCING
	2.1	Commitment to Financing
	2.2	Exclusivity
	2.3	Specified Purpose of the Financing
	2.4	Nature and Terms of Financing
	2.5	Mechanism for Drawing Down Loans
	2.6	Initial Loans under the Financing

3.	OPTIONS TO PURCHASE SHARES

4.	SECURITY
	4.1	Charge; HOMI Deed of Assignment
	4.2	Designated Account
	4.3	Initial Loans

5.	TERMS AND TERMINATION; BREACH
	5.1	Term and Termination
	5.2	Breach

6.	FUTURE COOPERATION

7.	REPRESENTATIONS AND WARRANTIES OF THE PARTIES
	7.1	Due Incorporation
	7.2	Corporate Power; Authorization
	7.3	No Conflict
	7.4	Consents; Licenses
	7.5	No Proceedings

8.	MISCELLANEOUS
	8.1	Information Update
	8.2	Notices
	8.3	Construction
	8.4	Assignment
	8.5	Entire Agreement
	8.6	No Joint Venture or Partnership
	8.7	Further Assurances
	8.8	Amendments, Modifications
	8.9	Severability
	8.10	Confidentiality
	8.11	Failure or Delay
	8.12	Governing Law and Jurisdiction
	8.13	Counterparts; Facsimile Signatures

THIS FINANCING AGREEMENT, dated as of __________, 2005 (this “Agreement”), by and between Hotel Outsource Management International, Inc., a Delaware Corporation (“HOMI”) and Solog Mifalei Srigah Ltd., a public, limited liability company incorporated and existing under the laws of Israel, Company No. 520038548 (“Solog”) (each of HOMI and Solog a “Party” and collectively the “Parties”).

WITNESSETH:

WHEREAS:

(A)
HOMI is interested in obtaining financing and/or refinancing for the purchase and/or operation of minibars used in connection with the provision of outsource services to hotels in various countries around the world (“Minibars”) and Solog is interested in providing such financing, all in accordance with and subject to the provisions of this Agreement; and

(B)	The Parties wish to enter into this Agreement in order to set forth their mutual understandings and undertakings in relation to the Financing (as defined below).

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.	Definitions

1.1	Defined Terms

The following terms used in this Agreement shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Account” shall have the meaning ascribed to such term in Section 2.6.1 below.
“Agreement” shall have the meaning ascribed to such term in the Preamble.
“Bank Directions” shall have the meaning ascribed to such term in Section 4.2 below.
“Business Day” means any regular working day that is not Saturday, Sunday, a legal holiday or other day on which banks are required to be closed in New York, NY, USA.
“Charge” shall have the meaning ascribed to such term in Section 4.1 below.
“Designated Account” shall have the meaning ascribed to such term in Section 4.2 below.
“Dollar” or “$” means the United States Dollar.
“Draw-Down Date” shall have the meaning ascribed to such term in Section 2.5.3 below.
“Draw-Down Notice” shall have the meaning ascribed to such term in Section 2.5.3 below.
“Financing Minibars” shall have the meaning ascribed to such term in Section 4.1 below.
“Financing” shall have the meaning ascribed to such term in Section 2.1 below.
“HOMI Deed of Assignment” shall have the meaning ascribed to such term in Section 4.2 below.
“HOMI” shall have the meaning ascribed to such term in the Preamble, provided that, in all matters relating to HOMI’s rights and obligations in relation to the Financing, the term “HOMI” shall also be deemed to include any Subsidiary to which part of the Financing has been given, in respect of that part of the Financing.
“Hotel Directions” shall have the meaning ascribed to such term in Section 4.2 below.
“Hotel” shall have the meaning ascribed to such term in Section 2.3 below.
“Initial Loans” shall have the meaning ascribed to such term in Section 2.6 below.
“Loan Agreement” shall have the meaning ascribed to such term in Section 2.5.4 below.
“Loan Deposit Account” shall have the meaning ascribed to such term in Section 2.5.3 below.
“Loan” shall have the meaning ascribed to such term in Section 2.4 below.
“Minibar Revenues” shall have the meaning ascribed to such term in Section 4.1 below.
“Minibars” shall have the meaning ascribed to such term in the Preamble.
“Options” shall have the meaning ascribed to such term in Section 3 below.
“Party” shall have the meaning ascribed to such term in the Preamble.
“Preliminary Estimate” shall have the meaning ascribed to such term in Section 2.5.2 below.
“Security Documents” shall have the meaning ascribed to such term in Section 4.1 below.
“Service Agreements” shall have the meaning ascribed to such term in Section 2.3 below.
“Solog’s Monthly Repayments” shall have the meaning ascribed to such term in Section 4.1 below.
“Solog” shall have the meaning ascribed to such term in the Preamble.
“Specified Purpose” shall have the meaning ascribed to such term in Section 2.3 below.
“Subsidiary” shall have the meaning ascribed to such term in Section 2.2 below.
“Term of this Agreement” shall have the meaning ascribed to such term in Section 5.1 below.

1.2	Preamble and Attachments

The Preamble to this Agreement, as well as any and all Exhibits, Appendices, Schedules or other attachments to this Agreement shall form an integral part hereof. The obligations of the Parties pursuant to this Agreement are in addition to their obligations pursuant to any and all other documents relating to the Financing (hereinafter together: the “Financing Documents”). The terms set forth in this Agreement do not in any way derogate from any of the Parties’ rights as stipulated in the Financing Documents.

2.	The Financing

2.1	Commitment to Financing
2.1.1 Solog hereby undertakes to provide HOMI with financing, for the Specified Purpose, in accordance with draw-downs which may be made by HOMI from time to time during the Term of this Agreement and in accordance with the provisions hereof, provided that the cumulative amount of financing which HOMI may draw-down from Solog, and which Solog undertakes to provide, if so required under this Agreement, will not exceed $10 million principal (the “Financing”) and further provided that HOMI shall, in respect of a particular Loan, have met the preconditions required for grant of that Loan, as set forth in Section 4 of the Loan Agreement.

2.1.2 Notwithstanding the provisions of Section 2.1.1 above, in the event that, at any given time during the Term of this Agreement:

2.1.2.1 repayments to Solog of principal and interest under one or more Loan Agreements, in an amount of more than $100,000, and in an amount of more than $200,000 once $5,000,000 of the Financing has already been drawn-down, remain outstanding, representing an event of default by HOMI under such Loan Agreements that has not been cured in accordance with the applicable Loan Agreements; and/or

2.1.2.2 any proceedings seeking to declare HOMI bankrupt, or insolvent, or seeking liquidation, winding up, reorganization, arrangement with creditors, composition of debts or any other similar proceedings shall be initiated against HOMI or any resolution shall be passed by HOMI for the appointment of a liquidator, administrator or receiver of, or for the winding up of HOMI, and in any such case, such resolution or proceeding shall not be dismissed within thirty (30) days; and/or

2.1.2.3 HOMI sells all or substantially all of its assets or is acquired by another entity by means of merger, consolidation or other transaction resulting in the exchange of the outstanding shares of HOMI’s capital stock such that the stockholders of HOMI prior to such transaction own, directly or indirectly, less than 50% of the voting power of the surviving entity; then Solog shall forthwith be deemed released of any further obligation under Section 2.1.1 above, such that it shall not then be obliged to provide any further part of the Financing that was not actually loaned already to HOMI, provided that Solog shall be entitled, in its discretion, to provide such Financing, during the period in which said event or events still prevail and/or, in the case of Sections 2.1.2.1 and/or 2.1.2.2 above, at such time as such events may no longer prevail, whether to HOMI or, in the case of Section 2.1.2.3 above, to the surviving entity, in which case any such Financing subsequently provided by Solog shall continue to be governed by this Agreement and Solog’s obligation under Section 2.1.1 above shall be reinstated and the provisions of Section 2.2 below shall continue to apply, such that if HOMI (or the post-merger surviving entity) shall be in breach of the provisions of Section 2.2 below, then the provisions of Section 5.2.1 below shall apply. Any such decision by Solog to recommence provision of Financing subsequent to the occurrence of one or more of the events set forth in Sections 2.1.2.1 to 2.1.2.3 above, shall in no way derogate from (i) HOMI’s obligation to pay any and all sums owing to Solog; and (ii) the Parties’ respective rights and obligations under the Loan Agreements.

2.2	Exclusivity
2.2.1 HOMI hereby undertakes not to obtain external, third party non-convertible debt financing from any party other than Solog, at any time during the Term of this Agreement, said undertaking being subject to Solog’s fulfilling all of its undertakings herein. For avoidance of any doubt: (i) HOMI will be free to raise funds by any other means, in its discretion, even during the Term of this Agreement, including, without limitation, by means of equity investments, rights issues, options, or any instruments convertible into any of the foregoing; (ii) in territories in which HOMI, or any subsidiary of HOMI anywhere in the world (each, a “Subsidiary”), has and/or shall have one or more partners, who may be obliged and/or entitled to contribute loans towards the funding of such company’s operations and/or the purchase and/or operation of Minibars thereby, any such contribution of loans by said partners, if at all, shall not be deemed external debt financing under this Agreement and Solog’s undertaking pursuant to Section 2.1 above shall apply fully, without regard to any such partners; (iii) debt financing to HOMI by any shareholder of HOMI that is the registered and/or beneficial owner of at least 4% of HOMI’s issued and outstanding share capital at that time, and/or by any company in which HOMI owns at least 50.1% of the issued and outstanding share capital, shall not be deemed external debt financing under this Agreement, provided that such debt financing is funded entirely with such shareholder and/or such company’s own funds and not in any part with funds loaned to such shareholder and/or such company by a third party.

2.2.2 Notwithstanding the provisions of Section 2.2.1 above, in the event that, at any given time during the Term of this Agreement:

2.2.2.1 any proceedings seeking to declare Solog bankrupt, or insolvent, or seeking liquidation, winding up, reorganization, arrangement with creditors, composition of debts or any other similar proceedings shall be initiated against Solog or any resolution shall be passed by Solog for the appointment of a liquidator, administrator or receiver of, or for the winding up of Solog, and in any such case, such resolution or proceeding shall not be dismissed within thirty (30) days; and/or

2.2.2.2 Solog sells all or substantially all of its assets or is acquired by another entity by means of merger, consolidation or other transaction resulting in the exchange of the outstanding shares of Solog’s capital stock such that the stockholders of Solog prior to such transaction own, directly or indirectly, less than 50% of the voting power of the surviving entity; then HOMI shall forthwith be deemed released of any further obligation under Section 2.2.1above, such that it shall in all cases be free to obtain even external, third party non-convertible debt financing from any party other than Solog, provided that HOMI shall be entitled, in its discretion, to decide to draw-down Financing, during the period in which said event or events still prevail and/or, in the case of Section 2.2.1 above, at such time as such events may no longer prevail, whether from Solog or, in the case of Section 2.2.2.2 above, from the surviving entity, in which case any such Financing subsequently provided to HOMI shall continue to be governed by this Agreement and HOMI’s obligation under Section 2.2.1above shall be reinstated and the provisions of Section 2.1 above shall continue to apply, such that if Solog (or the post-merger surviving entity) shall be in breach of the provisions of Section 2.1 above, then the provisions of Section 5.2.2 below shall apply. Any such decision by HOMI to recommence draw-down of Financing subsequent to the occurrence of one or more of the events set forth in Sections 2.2.2.1 to 2.2.2.2 above, shall in no way derogate from the Parties’ respective rights and obligations under the Loan Agreements.

2.2.3 For the Term of this Agreement enters into effect, Solog undertakes not to provide, directly or indirectly, any financing and/or refinancing, to any entity other than HOMI (or a post-merger entity pursuant to Section 2.1.2.3 above), howsoever in connection with and/or for the purpose of outsource operation of minibars in hotels, and for a period of at least two calendar years following the execution of this Agreement Solog undertakes not to engage, directly or indirectly, in the outsource operation of minibars in hotels.

2.3	Specified Purpose of the Financing

The Financing will be used by HOMI for the purpose of the purchase and/or operation of Minibars which are already or which will be installed in hotels in various countries around the world (each, a “Hotel”) and serviced by HOMI, or a Subsidiary, under outsource service agreements with Hotels (the “Service Agreements”) and/or to refinance, in whole or in part, HOMI investments in the purchase and/or operation of Minibars that were, or will be, purchased and/or operated by HOMI or a Subsidiary with its other funds (the “Specified Purpose”).

2.4	Nature and Terms of Financing

The Financing will be provided directly by Solog, or through any company directly and/or indirectly owned and/or controlled by Solog, in the form of loans to HOMI, or, at HOMI’s direction, to any Subsidiary, provided however that any such loan granted to any such Subsidiary shall hereby be deemed unconditionally guaranteed by HOMI. HOMI hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of merger or bankruptcy of the Subsidiary, any right to require a hearing first against the Subsidiary, and all demands whatsoever, and covenants that HOMI’s obligations hereunder will not be discharged except by the payment in full of the Subsidiary’s obligations and the performance of all obligations contained in the Loan Agreement and in this Agreement. HOMI’s guarantee of payment hereunder shall remain in full force and effect and be binding upon HOMI until payment in full by the Subsidiary and/or HOMI to Solog of all its obligations. HOMI shall indemnify Solog fully on its demand in respect of all expenses, liabilities and losses which are suffered or incurred by Solog, as a result of or in connection with the Subsidiary’s Event of Default (as defined in the Loan Agreement) and in the event of any failure (for whatever reason) by the Subsidiary to make payment of any amount due under the Loan Agreement or the Security Documents on the due date or, if so payable, on demand. The exercise of any of Solog’s rights with respect to such Subsidiary shall not relieve HOMI of such guarantee nor will it constitute a waiver or diminish Solog’s right to demand strict compliance of the Subsidiary’s commitments hereunder from HOMI, as guarantor, and each such loan (a “Loan”) will be subject to a Loan Agreement as set forth in Section 2.5.4 below.

2.5	Mechanism for Drawing Down Loans

2.5.1 With respect to any particular Service Agreement between HOMI (or a Subsidiary) and a Hotel, HOMI will be entitled, in its discretion, and subject only to the prior satisfaction by HOMI of the preconditions set forth in the Loan Agreement and the provisions of Section 2.1.2 above, to draw down part of the Financing, in the form of a Loan in an amount equal to the number of rooms in which Minibars will be and/or have been installed at that Hotel multiplied by up to $1,000 to be decided in HOMI’s discretion. In connection with each and any Service Agreement, HOMI will be entitled to decide, in its discretion, whether the purchase and/or operation of all of the Minibars under that Service Agreement will be funded through the Financing, or whether some or all of said Minibars will be purchased and/or operated with HOMI’s working capital and/or surplus cash-flow and or other sources of funding of the kind set forth in Section 2.2.1(i) above.

2.5.2 Attached hereto as Exhibit 2.5.2 is HOMI’s preliminary estimate of a possible schedule for utilization of Financing, to be used for the Specified Purpose as defined herein, assuming HOMI elects to utilize all of the Financing (the “Preliminary Estimate”). The Preliminary Estimate is not binding in any way whatsoever. HOMI will be entitled to draw-down the Financing according to its actual needs, in accordance with the provisions of this Agreement, and the amount and timing of such draw-downs, individually and/or cumulatively, may be higher or lower, earlier or later than those shown in the Preliminary Estimate, provided that they are in accordance with the provisions of this Agreement. HOMI will notify Solog, upon request from Solog no more than once per quarter, of any material changes to the amounts and dates contained in the Preliminary Notice, all of which amendments, if any, will continue to be subject to the foregoing.

2.5.3 Once HOMI has decided to make a draw-down of Financing in respect of a Service Agreement with a Hotel, HOMI will deliver to Solog a Draw-Down Notice in the form attached as Exhibit 2.5.3 hereto (the “Draw-Down Notice”), in which HOMI will notify Solog of the quantity of rooms in respect of which the draw-down is being made, an estimation of the commencement of installation at the Hotel (to the extent the draw-down is being taken for new installations), the term of the Service Agreement, the identity of the Subsidiary that is drawing down the Loan, the amount of the Loan and the bank account details (the “Loan Deposit Account”), into which Solog will deposit the Loan, no later than a specified date, which will be a date at least 60 days after delivery of the Draw-Down Notice (the “Draw-Down Date”). HOMI will endeavor to minimize the number of Loan Deposit Accounts, with a view to achieving a situation, where reasonable, where there is a single Loan Deposit Account in each of the territories set forth in Section 4.2 below.

2.5.4 Upon delivery of a Draw-Down Notice, the Parties will enter into a Loan agreement for the amount and in accordance with the details contained in the Draw-Down Notice, and this agreement shall, unless, and only to the extent, otherwise agreed in writing by both Parties, if at all, be in the form attached hereto as Exhibit 2.5.4 and provided that if such loan agreement is not actually signed by the Parties, for whatever reason, within 14 days of the delivery of the Draw-Down Notice, then the Parties will be deemed to have entered into a loan agreement for the amount and in accordance with the details contained in the Draw-Down Notice, pursuant to the form of loan agreement set forth in said Exhibit 2.5.4 (in each case, the “Loan Agreement”). Once the Loan Agreement has been made, or deemed made, then Solog shall make the Loan available to HOMI, no later than the Draw-Down Date, subject only to the prior satisfaction by HOMI of the preconditions set forth in the Loan Agreement and the provisions of Section 2.1 above.

2.6	Initial Loans under the Financing

Notwithstanding the provisions of Section 2.5 above, it is hereby agreed that the procedure for the draw-down of the first $675,000 of the Financing (the “Initial Loans”) will be as follows:

2.6.1 On the date of execution of this Agreement, Solog will wire to HOMI’s bank account No. 0605079633 at HSBC Republic Bank, a division of HSBC Bank USA, in the branch located at 452, Fifth Avenue, New York, NY 10018, SWIFT Code MRMDUS33 (the “Account”) the sum of $675,000, which will be funded entirely from Solog’s readily available funds. This Initial Loan shall be in accordance with and subject to Draw-Down Notices and Loan Agreements in the forms attached hereto as and Exhibit 2.6.1a and Exhibit 2.6.1b respectively, which the relevant Parties shall execute concurrently with the execution of this Agreement.

2.6.2 In respect of utilization by HOMI of the first $2.65 million of Financing, including the Initial Loans under this Section 2.6 above, the Specified Purpose shall be deemed to also include the repayment by HOMI of any existing debt, including but not limited to bank loans and shareholder loans of any kind whatsoever, plus interest payments.

3.	Options to Purchase Shares

For each $1 million Financing that has been completed by Solog, Solog will be entitled to receive non-assignable, non-transferable options to purchase 300,000 shares of HOMI’s common stock, at a price of $0.65 per share, which options may be exercised by cash payment upon 45 days’ advance written notice to HOMI, at any time within a period ending on the third anniversary of the date of this Agreement, all subject to SEC regulations and restrictions and applicable law (“Options”). Solog shall have the right for two "demand registrations" of any common stock exercised under the Options, at Solog’s expense. Solog shall also be entitled to unlimited piggyback registration rights, at Solog’s expense subject to any applicable cutbacks (on a pro rata basis), SEC regulations and restrictions and applicable law.

4.	Security
4.1	Charge; HOMI Deed of Assignment
As security and collateral for the full and timely fulfillment of all of HOMI’s undertakings pursuant to each Loan Agreement, including the repayment of said Loan provided by Solog to HOMI and the due payment of any Interest thereon, on the Repayment Dates (as defined in the Loan Agreement), HOMI will grant Solog: (I) a first degree fixed security interest in, and lien upon (a) all of the Minibars whose purchase and/or operation was funded and/or refinanced by such Loan (“Financing Minibars”) substantially in the form attached hereto as Exhibit 4.1a (the “Charge”), and (b) with respect to any given month, the portion of revenues generated by said Financing Minibars and received by HOMI, from the applicable Hotel, that is required to be repaid (principal and interest) on the Loan, as set forth in the Loan Agreement, (to be termed hereinafter, the “Minibar Revenues”); and (II) an assignment by way of security in favor of Solog of all of the Minibar Revenues in the Designated Account substantially in the form attached hereto as Exhibit 4.1b (“HOMI Deed of Assignment”) (in respect of each Loan in respect of which they are given, the Charge and HOMI Deed of Assignment shall be referred to collectively as the “Security Documents”). The Security Documents will be subject to adjustment and/or amendment as may be necessary in order to comply with custom and practise under applicable law in the jurisdiction in which they are to be registered, provided however that the substance of the document will be retained and will not be materially changed. Solog is aware that, at the same Hotel at which the Financing Minibars mentioned in (I)(a) above are located, there may be other Minibars, funded in whole or in part by one or more partners or affiliates of HOMI as set forth in Section 2.2 above, upon which a first degree or other security interest and/or lien may be granted to such partner(s) and/or affiliate(s).

4.2	Designated Account; Bank Directions; Hotel Directions

It is hereby agreed that there will be a single designated bank account belonging to HOMI or the applicable Subsidiary, whose details HOMI undertakes to deliver to Solog, for all revenues generated by all Financing Minibars, in each of the following territories in which HOMI conducts its business: Europe, Africa, South-East Asia and North America - USA (each of such accounts shall be referred to as a “Designated Account”). It is further agreed that with respect to any given month, the portion of funds in the Designated Account required for the accumulated repayments of the principal and interest, under all outstanding Loans for Hotels in that territory at that specific month, will be encumbered in Solog’s favor. HOMI or the applicable Subsidiary will deliver to each bank that holds a Designated Account one or more sets of irrevocable directions, following Loan Agreements as entered into from time to time, (the “Bank Directions”) which, in total, direct the bank to pay to Solog, each month, from the Designated Account, a sum equal to the total of all the monthly repayments, principal and interest, due for that month, on all outstanding Loans in that territory in the form attached hereto as Exhibit 4.2a (for each territory, “Solog’s Monthly Repayments”). Solog shall open a counterpart account in the same branch and bank holding each Designated Account to which Solog’s Monthly Repayments shall be transferred pursuant to the Bank Directions. HOMI will likewise deliver, to each Hotel at which the Financing Minibars in that territory are located, irrevocable directions (the “Hotel Directions”) to deposit all sums owing to HOMI, or its Subsidiary, under the Service Agreement, into the Designated Account, including, without limitation, any and all revenues from operation of said Financing Minibars and any payments under any and all insurance policies in respect of said Financing Minibars, all in the form attached hereto as Exhibit 4.2b.

4.3	Initial Loans

Notwithstanding the foregoing, in respect of the Initial Loans, the term “Financing Minibars” shall be deemed as referring to the Minibars set forth in Exhibit 4.3 hereto and the provisions of Sections 4.1 and 4.2 above shall apply mutatis mutandis.

5.	Term and Termination; Breach

5.1	Term and Termination

This Agreement shall enter into force after being signed by both Parties and approved by their respective Boards of Directors, and shall then remain in force until the earlier to occur of (i) the entire Financing, in the amount of $10 million, having been loaned to HOMI by Solog, or (ii) the two year anniversary of the date this Agreement enters into force, at which time this Agreement shall terminate (the “Term of this Agreement”). Solog shall not be under any commitment to advance any portion of the Financing after the expiry of the Term of this Agreement or upon the earlier termination of Solog’s undertaking pursuant to the provisions of Section 2.1 above and HOMI shall not be under any commitment of exclusivity towards Solog after the expiry of the Term of this Agreement or upon the earlier termination of HOMI’s undertaking pursuant to the provisions of Section 2.2 above. Subject to applicable law, this Agreement may not be terminated by either Party at any time during the Term of this Agreement and it is specifically agreed that it may not be terminated on the grounds of its being breached by either Party.

5.2	Breach
5.2.1 In the event of HOMI obtaining external, third party non-convertible debt financing from a party other than Solog, during the Term of this Agreement, in contravention of Section 2.2 above, which breach is not cured by HOMI within 15 days of written notice of the breach being issued by Solog, then Solog’s sole remedies in respect of such breach, to the exclusion of all other remedies, shall be as follows, subject to which the Agreement shall continue in force and effect:

5.2.1.1 Solog shall forthwith be deemed released of any further obligation under Section 2.1.1 above, such that it shall not then be obliged to provide any further part of the Financing that was not actually loaned already to, and received by, HOMI, and the provisions of the last paragraph of Section 2.1.2 above shall apply, mutatis mutandis;

5.2.1.2 the manner of repayment of any existing or future Loans in the context of the Financing will change, such that the monthly repayments of $15 per month per $1,000 of Loans, as set forth in the respective Loan Agreements, will be deemed adjusted up to $18 per month per $1,000 of Loans, principal and interest together, for the balance of the term of repayment under the respective Loan Agreements;

5.2.1.3 HOMI will be obliged to pay Solog liquidated damages in an amount equal to 12.5% of whatever portion of the Financing was not actually loaned already to, and received by, HOMI.

5.2.2 In the event of Solog not providing HOMI with part of the Financing in the amount and on the date specified in a Draw-Down Notice, in contravention of Section 2.1 above, which breach is not cured by Solog within 15 days of written notice of the breach being issued by HOMI, then HOMI’s sole remedies in respect of such breach, to the exclusion of all other remedies, shall be as follows, subject to which the Agreement shall continue in force and effect:

5.2.2.1 HOMI shall forthwith be deemed released of any obligation under Section 2.2 above and the provisions of the last paragraph of Section 2.2.2 above shall apply, mutatis mutandis;

5.2.2.2 the manner of repayment of any existing or future Loans in the context of the Financing will change, such that the monthly repayments of $15 per month per $1,000 of Loans, as set forth in the respective Loan Agreements, will be deemed adjusted down to $12 per month per $1,000 of Loans, principal and interest together, for the balance of the term of repayment under the respective Loan Agreements, and this will be deemed full and final repayment of such Loans;

5.2.2.3 Solog will be obliged to pay HOMI liquidated damages in an amount equal to 12.5% of whatever portion of the Financing was not yet actually funded to, and received by, HOMI.

5.2.3 For avoidance of doubt, it is hereby stipulated that default under any particular Loan Agreement shall carry the consequences stipulated in that Loan Agreement and shall be deemed to be a default under that Loan agreement, but it shall not be deemed a breach of this Agreement or any other Loan Agreement.
5.2.4 The Parties confirm that the liquidated damages as set forth in Sections 5.2.1.3 and 5.2.2.3 respectively will be payable without the need to evidence actual damage, and that they reasonably reflect the extent of damage which the Parties anticipate could be caused to the injured Party, respectively, in such circumstances.

6.	Future Cooperation

The Parties hereby declare that if both Parties are satisfied with the commercial relations between them under this Agreement, then each of them will be prepared following the culmination of the Term of this Agreement to examine the possibility and the feasibility of cooperating with the other, in additional projects thereafter.

7.	Representations and Warranties of the Parties

Each Party hereby represents and warrants to the other Party as follows, in recognition of the fact that the other Party is entering into this Agreement inter alia in reliance upon these representations and warranties:

7.1	Due Incorporation

It is a duly incorporated and validly existing corporation in good standing under the laws of the State of its incorporation, with all requisite power and authority (corporate and other) to own its properties and conduct its business.

7.2	Corporate Power; Authorization

It has the corporate power and authority to execute and deliver this Agreement and to carry out the transactions contemplated hereby; once this Agreement will have been signed by said Party and approved by its Board of Directors, it will have been duly and validly authorized by all necessary action, corporate or otherwise, on its part, and will constitute a legal, valid and binding obligation, enforceable against it in accordance with its terms.

7.3	No Conflict

Delivery and performance by it of this Agreement, and the performance by it of its obligations hereunder, will not:

7.3.1 conflict with or result in a breach of any of the provisions of its incorporation documents;

7.3.2 contravene any law, rule or regulation of any jurisdiction to which it is subject, or any political subdivision thereof or therein, or any order, writ, judgment, injunction, decree, determination or award currently in effect, which, singly or in the aggregate, would have a material adverse effect on it;

7.3.3 conflict in any respect with or result in a breach of or default under any agreement, contract or instrument to which it is a party or by which it or any of its properties may be affected or bound, such as would, singly or in the aggregate, would have a material adverse effect on it.

7.4	Consents; Licenses

All consents, licenses, approvals and authorizations required by it in connection with the entry into, performance, validity and enforceability of this Agreement have been or (upon execution thereof) shall have been obtained and are (or upon execution thereof shall be) in full force and effect during the Term of this Agreement.

7.5	No Proceedings

There is no action, proceeding or claim pending or, so far as it is aware or ought reasonably to be aware, threatened against it (or, in the case of HOMI, any Subsidiary) before any court or administrative agency which might have a material adverse affect on its business or operations (or, in the case of HOMI, that of any Subsidiary).

8.	Miscellaneous
8.1	Information Update
The Parties agree that, at Solog’s request, no more than twice in any calendar quarter, HOMI will arrange for an officer, legal counsel or corporate secretary of HOMI to meet with a representative of Solog in order to discuss the quarterly financial statements most recently published by HOMI prior to said meeting.

8.2	Notices
All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by messenger, transmitted by facsimile or mailed by registered or certified mail, postage prepaid, as follows, and will be deemed to have reached their destination within 5 business days of being deposited with the Post Office for dispatch as registered mail (10 business days in the case of air mail), upon actual delivery when delivered by hand, and upon receipt of the recipient’s confirmation of receipt when sent by facsimile:

If to Solog, to:
[_______________________]
[_______________________]
Attention: [_______________________]
Fax:  [_______________________]
e-mail:  [_______________________]

With a copy to:
Shinar, Weissberger - Attorneys
1 Azrieli Center (The Round Tower-33rd Flr), Tel-Aviv 67021
Attention: Doron Shinar, Adv.
Fax: +972-3-6081797
e-mail: Doronshinar@israelilaw.com

If to HOMI, to:
Hotel Outsource Management International, Inc.
c/o Schonfeld & Weinstein, L.L.P., 80 Wall Street, Suite 815, New York, NY  10005, USA
Attention: Jacky Ronnel, CEO
Fax:  +1-212-480-0717
e-mail:  jackronnel@my-homi.com

With a copy to:
Reif & Reif, Law Offices
17-4 Yitzchak Rabin Street, POB 10371, Bet Shemesh 99583, Israel
Attention: Aryeh Reif, Adv.
Fax:  +972-2-999-7993
e-mail:  Aryeh@ReifLaw.com

8.3	Construction

The headings used in this Agreement are for convenience of reference only and will not be used in the construction of this Agreement. Any use of the word “including” in this Agreement shall be construed as meaning “including, without limitation”, unless expressly stipulated to the contrary. All pronouns contained herein, and any variations thereof, shall be deemed equally to refer to the masculine, feminine or neutral, singular or plural, as the context may require. No principle of construction against the drafter shall apply in any way to this Agreement or any of the Exhibits, Appendices and/or Schedules attached hereto.

8.4	Assignment

Neither Party shall be entitled to assign all or any part of its rights and/or obligations under this Agreement to any third party other than a wholly owned subsidiary, unless it shall first have received the other Party’s advance written consent to such assignment. For avoidance of doubt, nothing in this Section 8.4 above shall be deemed as limiting (i) HOMI’s right to direct that all or any part of the Financing be given to any Subsidiary, as set forth in Section 2.4 above, or (ii) Solog’s right to provide any part of the Financing through any company owned and controlled by Solog, provided however that in each such instance Solog shall be deemed to have unconditionally guaranteed all the obligations of such company in relation to the provision of such part of the Financing to HOMI, such guarantee being in accordance with and subject to the same provisions applying to HOMI’s guarantee pursuant to Section 2.4 above, mutatis mutandis.

8.5	Entire Agreement

This Agreement contains the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior and contemporaneous arrangements or understandings between the Parties with respect thereto.

8.6	No Joint Venture or Partnership

Nothing in this Agreement shall be construed as creating a joint venture or partnership between the Parties and neither Party shall act as agent or representative of the other for any purpose and independent contractor relations alone shall subsist between the Parties under this Agreement.

8.7	Further Assurances

Each Party shall take all reasonable steps so as to facilitate and cooperate with respect to the performance of the other Party’s obligations under this Agreement.

8.8	Amendments, Modifications

The terms and provisions of this Agreement may not be amended except pursuant to a written instrument executed by both Parties.

8.9	Severability

It is the desire and intent of the Parties that the provisions of this Agreement be enforced to the fullest extent permissible by law. Accordingly, in case any provision of the Agreement shall be declared invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and shall continue in full force and effect and the Parties will cooperate in order to implement an arrangement which is as close as possible to the arrangement as set forth in any provision so declared invalid, illegal or unenforceable.

8.10	Confidentiality

All manner of documents and/or information of a confidential nature which are furnished in any form which is either (i) marked "Confidential" by the disclosing Party, or (ii) in the case of oral disclosures, is identified at the time of disclosure or within two weeks thereafter as being proprietary and confidential to the disclosing Party, by one Party to the other Party shall remain the exclusive property of the disclosing Party and the receiving Party shall be obliged and hereby undertakes not to disclose it, in whole or part, to any third party (except as may be required by court order, subpoena or otherwise by law, subject to the disclosing Party having given notice to all other Parties of such disclosure requirement, immediately upon its becoming aware thereof), in any circumstances whatsoever, without the prior written consent of the disclosing Party, recognizing that any such disclosure could be expected to incur grave harm to the disclosing Party. Confidential information belonging to HOMI specifically includes knowledge, data, information and expertise relating to the purchase, maintenance and operation of Minibars and any and all negotiations howsoever relating to any of the foregoing, and all financial data, information, estimates and/or forecasts.

Confidential information, as it applies to either Party, shall not include information and/or materials which (a) are now or subsequently becomes generally available to the public through no fault or breach of such Party, or (b) are received from a third party through no fault of the former party, or (c) are in such Party's possession prior to the time of disclosure and which was not acquired directly or indirectly under obligations of confidentiality to the other Party, or (d) are demonstrated by such Party to have been independently developed or discovered by it without actual access to the confidential information.

8.11	Failure or Delay

No failure or delay on the part of any Party in exercising any right and/or remedy to which it may be entitled hereunder and/or by law shall operate as a waiver by that Party of any right whatsoever. No waiver of any right under this Agreement shall be deemed as a waiver of any further or future right hereunder, whether or not such right is the same kind of right as was waived in a previous instance.

8.12	Governing Law and Jurisdiction

This Agreement shall be deemed to have been made and concluded in Israel and the construction, validity and performance of this Agreement shall be governed by the laws of the State of Israel, without giving effect to the conflicts of law principles thereunder. By their execution hereof, the parties irrevocably agree to submit all disputes arising hereunder to the exclusive jurisdiction of the competent Courts in the District of Tel-Aviv, Israel.

8.13	Counterparts; Facsimile Signatures

This Agreement may be executed in two or more counterparts, in original or by facsimile, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

In witness whereof the parties have executed this
Financing agreement on the date first above written:

SIGNED for and on behalf of )
Solog Mifalei Srigah Ltd. )

By )

Its )

Date )

SIGNED for and on behalf of )
Hotel Outsource Management International, Inc. )

By )

Its )

Date )